Exhibit A

                         EQUITY PARTICIPATION AGREEMENT


          THIS AGREEMENT made as of the 17th day of June 2005.

BETWEEN:

          ENTREE GOLD INC., a corporation continued under the laws of the Province of British Columbia, having an office at Suite 1201 - 1166 Alberni Street, Vancouver, British Columbia, V6E 3Z3;

          ("Entree")

AND:

          KENNECOTT CANADA EXPLORATION INC., a corporation incorporated under the laws of Canada, having an office at Suite 354 - 200 Granville Street, Vancouver, British Columbia, V6C 1S4;

          ("Kennecott")

WHEREAS Kennecott wishes to acquire certain equity securities of Entree and the parties have agreed to effect a private placement subject to the terms and conditions hereinafter provided;

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the recitals and of the mutual covenants and agreements hereinafter contained, the parties hereto agree as follows:

                                   ARTICLE 1
                         DEFINITIONS AND INTERPRETATION
                         ------------------------------

DEFINITIONS

1.1 In this Agreement, unless there is something in the subject matter or context inconsistent therewith:

     (a)  "A  Warrant"  means  a  non-transferable   (except  to  Affiliates  of
          Kennecott) share purchase warrant A which forms part of a Unit and "A Warrants" means more than one A Warrant;

     (b) "Affiliate" means any person, partnership, limited liability company, joint venture, corporation, or other form of enterprise which Controls, is Controlled by, or is under common Control with a party to this Agreement;

     (c) "Agreement", "herein", "hereby", "hereof", "hereunder", and similar expressions mean or refer to this agreement or any instrument supplementary or ancillary hereto and the expressions "Article", "section" or "subsection" followed by a number mean and refer to the specified Article, section or subsection of this Agreement;

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     (d)  "Applicable  Securities Laws" has the meaning given to such term under subsection 4.2(d);

     (e)  "B  Warrant"  means  a  non-transferable   (except  to  Affiliates  of
          Kennecott) share purchase warrant B which forms part of a Unit and "B Warrants" means more than one B Warrant;

     (f) "Business Days" means any day upon which banks in Vancouver, British Columbia and London, England are open for business;

     (g)  "Cash  Offer  Securities"  has the  meaning  given to that term  under section 2.4;

     (h)  "Closing Period" has the meaning given to that term under section 3.1;

     (i) "Common Share" means a common share of Entree and "Common Shares" means more than one Common Share;

     (j) "Control" used as a verb means, when used with respect to an entity, the ability, directly or indirectly through one or more intermediaries, to direct or cause the direction of the management and policies of such entity through the legal or beneficial ownership of voting securities or membership interests, the right to appoint managers, directors or corporate officers, rights arising under operating agreements or other contracts, a voting trust or otherwise; and, when used with respect to a person, means the actual or legal ability to control the actions of another, through family relationship, agency, contract or otherwise; and "Control" used as a noun means an interest which gives the holder the ability to exercise any of the foregoing powers;

     (k) "Disposition Notice" has the meaning given to that term under section 2.9;

     (l) "Encumbrance" means any mortgage, charge, pledge, hypothec, security interest, lien, easement, right-of-way, encroachment, covenant, condition, right of entry, lease, license, assignment, option, claim or any other encumbrance of whatever kind or nature, regardless of form;

     (m)  "Entree Board" means the board of directors of Entree;

     (n)  "Entree  Securities"  has the meaning given to that term under section
          2.9;

     (o) "Entree Subsidiary" means Entree LLC, a company incorporated under the laws of Mongolia;

     (p) "Entree' s Designee" has the meaning given to that term under section 2.7;

     (q)  "Exchange" means TSX Venture Exchange;

     (r)  "Exercise  Notice"  has the meaning  given to that term under  section
          3.1;


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     (s)  "Exercise  Period"  has the meaning  given to that term under  section
          3.1;

     (t) "Existing Licenses" means, collectively, the Ulziit Uul License and Mineral Exploration License number 3148X, Mineral Exploration License number 3150X and Mineral Exploration License number 3136X issued by the Mineral Resources Authority of Mongolia;

     (u) "First Closing Date" has the meaning given to that term under section 6.1;

     (v) "First Subscription Agreement" has the meaning given to that term under section 2.3;

     (w)  "First Tranche" has the meaning given to that term under section 2.1;

     (x)  "Governmental  Authority"  means  any  national,   central,   federal,
          provincial, state, municipal or county government or regional authority and includes any ministry, department, commission, bureau, board, administrative or other agency or regulatory body or instrumentality thereof;

     (y)  "Interest" has the meaning given to that term under section 3.1;

     (z)  "Ivanhoe" means Ivanhoe Mines Ltd.;

     (aa) "Ivanhoe Pre-emptive Right" means the pre-emptive right to purchase Common Shares granted to Ivanhoe pursuant to the Equity Participation and Earn-In Agreement between Entree and Ivanhoe dated October 15, 2004;

     (bb) "Notices" has the meaning given to that term under section 7.1;

     (cc) "Offer Notice" has the meaning given to that term under section 2.4;

     (dd) "Offered Securities" has the meaning given to that term under section 2.9;

     (ee) "party" means Entree or Kennecott, or any successor or permitted assign of Entree or Kennecott under this Agreement;

     (ff) "Private Placement" means the offering and sale of up to 6,306,921 Units to Kennecott;

     (gg) "Property" has the meaning given to such term under subsection 4.2(j);

     (hh) "Public Record" has the meaning given to such term under subsection 4.2(g);

     (ii) "Second Closing Date" has the meaning given to that term under section 6.1;

     (jj) "Second Subscription Agreement" has the meaning given to that term under section 2.3;

     (kk) "Second Tranche" has the meaning given to that term under section 2.1;


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     (ll) "Transfer  Notice"  has the meaning  given to that term under  section
          3.1;

     (mm) "Ulziit Uul License" means Mineral Exploration License 3045X issued by the Mineral Resources Authority of Mongolia, as more particularly described in Schedule A;

     (nn) "Unit" means one unit of Entree offered under the Private Placement, consisting of one Common Share, one A Warrant and one B Warrant and "Units" means more than one Unit; and

     (oo) "Voting Notice" has the meaning given to that term under section 2.6;

INTERPRETATION

1.2  For the purposes of this Agreement, except as otherwise expressly provided:

     (a) words importing the singular number will mean and include the plural and vice versa, and words importing the masculine gender will include the feminine and neuter genders;

     (b) any statement of or reference to dollar amounts in this Agreement will mean coin or currency of Canada;

     (c) in the event that any date on which any action is required to be taken hereunder by any of the parties hereto is not a Business Day, such action will be required to be taken on the next succeeding day which is a Business Day; and

     (d) the division of this Agreement into Articles and sections and the insertion of headings are for convenience of reference only and will not affect the construction or interpretation hereof.

SCHEDULES

1.3  Attached to and forming part of this Agreement is the following Schedule:

                     Schedule A    -    Ulziit Uul License

                                   ARTICLE 2
                    EQUITY INVESTMENT AND RELATED OBLIGATIONS
                    -----------------------------------------

PRIVATE PLACEMENT

2.1 Subject to the terms and conditions of this Agreement, on the First Closing Date, pursuant to the First Subscription Agreement, Kennecott will subscribe for and purchase and Entree will issue and sell, 5,665,730 Units (the "First Tranche") at a price of $2.20 per Unit. If the Ivanhoe Pre-emptive Right is exercised in connection with the Private Placement, then, subject to the terms and conditions of this Agreement, on the Second Closing Date, pursuant to the Second Subscription Agreement, Kennecott will subscribe for and purchase and Entree


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     will issue and sell that  number of Units that  would  result in  Kennecott beneficially owning 9.9% of the issued and outstanding Common Shares of Entree (the "Second Tranche") immediately after the closing of the Second Tranche. The issued and outstanding Common Shares of Entree immediately after the closing of the Second Tranche will be calculated by taking the issued and outstanding Common Shares of Entree as at the date of this Agreement and adding (i) any Common Shares issued to Ivanhoe on or prior to the Second Closing Date pursuant to the exercise of Ivanhoe's existing share purchase warrants; (ii) the Common Shares to be issued to Ivanhoe on the Second Closing Date pursuant to the exercise of the Ivanhoe Pre-emptive Right; and (iii) any Common Shares issued to Kennecott pursuant to the Private Placement.

COMPOSITION OF UNITS

2.2 Each Unit will consist of one Common Share, one A Warrant and one B Warrant. Two A Warrants will entitle Kennecott to purchase one additional Common Share at a price of $2.75 for a period of two years. Two B Warrants will entitle Kennecott to purchase one additional Common Share at a price of $3.00 for a period of two years. The instruments representing the A Warrants and the B Warrants will be in a form mutually satisfactory to the parties, acting reasonably, and will reflect the foregoing terms together with such other terms as are customary in respect of similar convertible securities including, without limitation, terms providing for the adjustment of the number of Common Shares issuable upon the exercise of the A Warrants and B Warrants and the exercise prices upon the occurrence of certain specified corporate events.

SUBSCRIPTION AGREEMENT

2.3 The parties will enter into a separate subscription agreement immediately prior to the First Closing Date in respect of the First Tranche (the "First Subscription Agreement") and, if applicable, immediately prior to the Second Closing Date in respect of the Second Tranche (the "Second Subscription Agreement"), in form and substance mutually satisfactory to the parties, acting reasonably, and containing such representations, warranties, covenants and acknowledgements as are customary in similar private placement transactions. Notwithstanding the foregoing, the parties acknowledge and agree that the substantive terms of the Private Placement are as provided in this Article 2 and that this Article 2 constitutes a legal, valid and binding agreement and not merely an "agreement to agree" with respect to the Private Placement.

PRE-EMPTIVE RIGHTS

2.4 If, at any time after the First Closing Date, Entree offers to sell for cash, by way of a private placement or a public offering, any Common Shares or any securities convertible into or exchangeable for Common Shares (for greater certainty, other than (i) incentive stock options or Common Shares issued on the exercise thereof, (ii) warrants outstanding as at the date hereof to purchase Common Shares, (iii) Common Shares issued on the exercise of any warrants, or (iv) Units to Ivanhoe on the Second Closing
     Date) ("Cash Offer Securities"), Entree will offer to Kennecott, at least 10 Business Days prior to the issuance of any such Cash Offer Securities, by Notice (the "Offer Notice") the right, for a period of 10 Business


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     Days,  to purchase  that number of Cash Offer  Securities  (including a pro rata share of any Cash Offer Securities that are securities convertible into or exchangeable for Common Shares) which would result in Kennecott beneficially owning, in aggregate, the same percentage of outstanding
     Common Shares after the issuance of the Cash Offer Securities that Kennecott beneficially owned on the date of the Offer Notice. For purposes of this section 2.4, outstanding Common Shares after the issuance of the Cash Offer Securities will be calculated by taking the issued and outstanding Common Shares as at the date of the Offer Notice and adding the Common Shares issued in the sale of the Cash Offer Securities (including those that may be issued to Kennecott pursuant to this section 2.4). Kennecott may purchase the Cash Offer Securities for cash in an amount per Cash Offer Security equal to the price for which the particular Cash Offer Securities are to be issued. The Offer Notice will describe the Cash Offer Securities proposed to be issued and specify the number, price and payment terms. Kennecott may accept Entree's offer as to the full number of Cash Offer Securities offered to it or any lesser number, by Notice thereof given by it to Entree prior to the expiration of the aforesaid 10 Business Day period, in which event Entree will, within 10 Business Days following the closing of the sale of Cash Offer Securities to third parties, sell and Kennecott will buy, upon the terms specified, the number of Cash Offer Securities agreed to be purchased by Kennecott.

TERMINATION

2.5  Kennecott's rights under section 2.4 will terminate if:

     (a) the number of Common Shares held by Kennecott and its Affiliates (assuming the exercise of all securities held by Kennecott and its Affiliates which are convertible into or exchangeable for Common Shares but which have not actually been issued) ceases to represent at least 10% of Entree's issued and outstanding Common Shares; or

     (b) Kennecott fails to exercise its rights under section 2.4 to subscribe for and purchase the maximum number of Cash Offer Securities which it has the right to purchase thereunder (other than Cash Offer Securities that are securities convertible into or exchangeable for Common Shares) and, as a result of the issuance of Cash Offer Securities to parties other than Kennecott, Kennecott's percentage holding of the issued and outstanding Common Shares of Entree is reduced.

VOTING

2.6 Kennecott will vote its Common Shares, at every meeting of the shareholders of Entree and at every adjournment thereof after the First Closing Date, in the manner that the Entree Board specifies with respect to:

     (a)  fixing the number of directors to be elected;

     (b)  the election of directors of Entree;

     (c)  the appointment and remuneration of the auditors of Entree; and


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     (d)  the  approval  of any  corporate  incentive  compensation  plan or any amendment thereof, provided the compensation plan could not result at any time in the number of Common Shares reserved for issuance under the plan exceeding 20% of the issued and outstanding Common Shares.

     Any voting  instructions given by the Entree Board pursuant to this section
     2.6 will be based on a resolution passed by a majority of Entree's directors and will be communicated to Kennecott by Notice given at least 10 Business Days before the date of the meeting at which the Common Shares are to be voted (a "Voting Notice").

DELIVERY OF PROXY

2.7 Upon receipt of a Voting Notice given in accordance with section 2.6, Kennecott will execute and deliver to an individual designated by Entree in the Voting Notice ("Entree's Designee") a proxy entitling Entree's Designee to vote the Common Shares held by Kennecott at the meeting to which the Voting Notice relates in accordance with the instructions in the Voting Notice. Kennecott agrees not to revoke the proxy. In any situation where the Entree Board would not be entitled under law or the rules of any applicable securities regulatory authority or stock exchange to give voting instructions to Kennecott or to vote the Common Shares held by Kennecott by proxy at a meeting of shareholders, Kennecott will, with respect to the matters set out in section 2.6, vote the Common Shares held by it in the manner recommended by Entree in its communications to shareholders in respect of such matters.

SUSPENSION AND TERMINATION OF VOTING REQUIREMENTS

2.8  The requirements of section 2.6 and section 2.7 will:

     (a) not apply for any meeting of the shareholders of Entree if, at the time of the meeting:

          (i) the number of Common Shares held by Kennecott and its Affiliates represents less than 10% of Entree's issued and outstanding Common Shares (excluding, for greater certainty, any Common Shares issuable on the exercise of any securities held by Kennecott and its Affiliates which are convertible into or exchangeable for Common Shares but which have not actually been issued) at such time; or

          (ii) the number of Common Shares held by Kennecott and its Affiliates represents 40% or more of Entree's issued and outstanding Common Shares (excluding, for greater certainty, any Common Shares issuable on the exercise of any securities held by Kennecott and its Affiliates which are convertible into or exchangeable for Common Shares but which have not actually been issued) at such time; and

     (b)  terminate on the fourth anniversary of the First Closing Date.


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DISPOSITION OF SECURITIES

2.9 If at any time after the First Closing Date or from time to time thereafter Kennecott wishes to dispose of any of its Common Shares or any of its securities convertible into or exchangeable for Common Shares (collectively, the "Entree Securities"), Kennecott will so advise Entree in a written notice (the "Disposition Notice") which specifies the Entree Securities that Kennecott wishes to dispose of (the "Offered Securities"), the minimum price that Kennecott would be prepared to accept for the Offered Securities and any other terms and conditions of the disposition. If, within 15 days of its receipt of the Disposition Notice, Entree notifies Kennecott in writing of the identities of one or more persons who will purchase all, but not less than all, of the Offered Securities at the price and on the terms and conditions specified in the Disposition Notice, Kennecott will sell the Offered Securities to those purchasers(s), provided the purchaser(s) provide evidence satisfactory to Kennecott, acting reasonably, of the purchaser(s)' ability to pay for the Offered Securities and to satisfy the other terms and conditions for the disposition. The purchaser(s) and Kennecott shall use their reasonable commercial efforts to complete the transaction within 45 days of Entree's receipt of the Disposition Notice. If Entree does not notify Kennecott of the identities of one or more purchaser(s) and provide evidence, satisfactory to Kennecott, acting reasonably, of each purchaser(s) ability to pay for the Offered Securities and to satisfy the other terms and conditions of the disposition by the end of the 15 day period following Entree's receipt of the Disposition Notice or if Kennecott, despite its reasonable commercial efforts, is unable to complete the sale transaction within the 45 day period following Entree's receipt of the Disposition Notice as a result of the failure of the proposed purchaser(s), then Kennecott may dispose of the Offered Securities to any third party purchaser(s) at a price and on terms no less favourable to Kennecott than those specified in the Disposition Notice. This section will apply again to the Offered Securities if a sale to a bona fide third party purchaser(s) is not completed within 105 days of Entree's receipt of the Disposition Notice.

PERMITTED DISPOSITIONS OF SECURITIES

2.10 Section 2.9 does not apply in the case of:

     (a) a disposition by Kennecott of Entree Securities to an Affiliate of Kennecott, provided that such Affiliate agrees in writing to be bound by Kennecott's obligations under this Agreement (in which case the Affiliate will also be entitled to Kennecott's rights under this Agreement);

     (b) Kennecott depositing Entree Securities pursuant to a take over bid for which a circular has been delivered to Entree shareholders in accordance with applicable securities laws;

     (c) a corporate consolidation, reorganization, merger, amalgamation or arrangement involving Kennecott by which the entity resulting therefrom owns, directly or indirectly, all or substantially all of the assets of Kennecott and assumes, directly or indirectly, all of the liabilities of Kennecott including, without limitation, Kennecott's obligations under this Agreement (in which case the entity will also be entitled to Kennecott's rights under this Agreement);


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     (d)  the grant to a bank or other bona fide  financial  institution  of any
          Encumbrance in respect of all or part of the Entree Securities and any transfer of any such Entree Securities by reason of the exercise of
          any  rights,   powers  or  remedies  under  or  in  relation  to  such
          Encumbrance, provided that the holder of such Encumbrance agrees in writing to be bound by Kennecott's obligations under this Agreement in the event it exercises any rights, powers or remedies under or in relation to such Encumbrance; or

     (e) a disposition of Entree Securities by Kennecott at a time when, immediately prior to the disposition:

          (i) the number of Common Shares held by Kennecott and its Affiliates represents less than 10% of Entree's issued and outstanding Common Shares (assuming the exercise of all securities held by Kennecott and its Affiliates which are convertible into or exchangeable for Common Shares but which have not actually been issued, other than any such securities which are non-transferable (except to Affiliates of Kennecott)) at such time; or

          (ii) the number of Common Shares held by Kennecott and its Affiliates represents 40% or more of Entree's issued and outstanding Common Shares (excluding, for greater certainty, any Common Shares issuable on the exercise of any securities held by Kennecott and its Affiliates which are convertible into or exchangeable for Common Shares but which have not actually been issued) at such time.

TERMINATION

2.11 The requirements of section 2.9 will terminate on the fourth anniversary of the First Closing Date.

SPECIFIC PERFORMANCE AND INJUNCTION

2.12 Kennecott specifically acknowledges that its obligations under sections 2.6, 2.7 and 2.9 are an integral part of the transaction contemplated by this Agreement. Kennecott, therefore, specifically acknowledges and agrees that the breach of any of the terms of section 2.6, 2.7 or 2.9 by it would cause Entree irreparable harm not compensable in damages. Kennecott further acknowledges and agrees that it is essential to the effective enforcement of this Agreement that Entree be entitled to equitable remedies including, but not limited to specific performance and injunction without being required to show irreparable harm. Kennecott acknowledges and agrees that the terms of this Agreement are just and reasonable having regard to all the circumstances.

2.13 Entree specifically acknowledges that its obligations under sections 2.4 are an integral part of the transaction contemplated by this Agreement. Entree, therefore, specifically acknowledges and agrees that the breach of any of the terms of section 2.4 by it would cause Kennecott irreparable harm not compensable in damages. Entree further acknowledges and agrees that it is essential to the effective enforcement of this Agreement that Kennecott be entitled to equitable remedies including, but not limited to specific performance and


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     injunction   without  being  required  to  show  irreparable  harm.  Entree acknowledges and agrees that the terms of this Agreement are just and reasonable having regard to all the circumstances.

                                   ARTICLE 3
                       ULZIIT UUL RIGHT OF FIRST REFUSAL
                       ---------------------------------

RIGHT OF FIRST REFUSAL

3.1 If, at any time after the First Closing Date, Entree intends to directly or indirectly dispose of any legal or beneficial interest in (i) the Ulziit Uul License or any successor license or licenses or (ii) any geographical areas that are the subject of the Ulziit Uul License or any successor license or licenses, in whole or in part (the "Interest"), to a third party by way of a sale, transfer, joint venture, grant of option or other rights, rights of encumbrance over or any other mode of disposition or alienation, it may do so only upon bona fide arm's length terms and further provided that, in any such case Entree will give Notice (the "Transfer Notice") to Kennecott, offering the Interest to Kennecott on substantially the same bona fide arm's length terms upon which Entree proposes to convey the Interest to the third party. Kennecott or, at its direction, an Affiliate of Kennecott may exercise its right to acquire all, but not less than all, of the Interest for the consideration stipulated in the Transfer Notice (provided that if all or any part of the consideration offered by the third party is non-monetary, Kennecott, or its Affiliate, may elect to furnish the same or equivalent non-monetary consideration or to pay to Entree an amount of money equal to the fair market value of the non-monetary consideration offered by the third party) by providing Notice (the "Exercise Notice") within 15 days of receipt by Kennecott of the Transfer Notice (the "Exercise Period"). If Kennecott does not exercise its right to acquire the Interest prior to the expiry of the Exercise Period, Entree will have the right for a period of 60 days following the Exercise Period (the "Closing Period") to convey the Interest to the third party for consideration having a value equal to or higher than the value of the consideration, and on terms no less favourable to Entree than, set out in the Transfer Notice. If Entree does not convey the Interest to the third party by the expiry of the Closing Period, the Interest will again become subject to the right of first refusal under this section 3.1.

EXEMPT TRANSACTIONS

3.2  Section 3.1 will not apply to the following:

     (a) a disposition by Entree of all or part of the Interest to an Affiliate of Entree, provided that such Affiliate agrees in writing to be bound by Entree's obligations under Article 3 of this Agreement;

     (b) a corporate consolidation, reorganization, merger, amalgamation or arrangement involving Entree by which the surviving entity resulting therefrom owns, directly or indirectly, all or substantially all of the assets of Entree and assumes, directly or indirectly, all of the liabilities of Entree including, without limitation, Entree's obligations under Article 3 of this Agreement;

     (c) the grant to a bank or other bona fide financial institution of any Encumbrance in respect of all or part of the Interest in connection with a bonafide exploration program and/or mine development program by Entree, acting alone, in respect of the geographical areas comprised in the Interest and any transfer of any such Interest by reason of the exercise of any rights, powers or remedies under or in relation to such Encumbrance, provided that the holder of such Encumbrance agrees in writing to be bound by Entree's obligations under Article 3 of this Agreement in the event it exercises any rights, powers or remedies under or in relation to such Encumbrance; or

     (d) a sale or other commitment (but not a future or conditional sale agreed prior to actual production) of ores, minerals, mineral concentrates, metals, chemical by-products and refinements or partial refinements thereof or proceeds from the sale of such products.

TERMINATION OF RIGHT OF FIRST REFUSAL

3.3 Kennecott's right of first refusal under section 3.1 will terminate immediately:

(a) in the event (i) Kennecott fails to exercise its rights under section 2.4 to subscribe for and purchase the maximum number of Cash Offer Securities which it has the right to purchase thereunder (other than in respect of an offering of Cash Offer Securities that consists solely of securities convertible into or exchangeable for Common Shares), or (ii) Kenecott sells or disposes of Common Shares, and, in either case, as a result thereof, the number of Common Shares held by Kennecott and its Affiliates represents less than 8% of Entree's issued and outstanding Common Shares (excluding, for greater certainty, any Common Shares issuable on the exercise of any securities held by Kennecott and its Affiliates which are convertible into or exchangeable for Common Shares but which have not actually been issued); and

(b)  in any event on the fourth anniversary of the First Closing Date.

INFORMATION AND ACCESS

3.4  For so long as section 3.1 shall apply,  Entree shall,  within 30 days upon request from Kennecott, (i) provide to Kennecott and its authorized representatives all information not previously provided to Kennecott related to the Interest that Kennecott and its authorized representatives may reasonably request and (ii) give Kennecott and its authorized representatives reasonable opportunity to have access to and to inspect the Interest and the books and records related thereto. Kennecott will not disclose to any third party (other than its professional advisers) any confidential information concerning the Interest obtained by Kennecott pursuant hereto and will hold all such confidential information in the strictest confidence.

SPECIFIC PERFORMANCE AND INJUNCTION

3.5 Entree specifically acknowledges that the right of first refusal contained in this Article 3 is an integral part of the transaction contemplated by this Agreement. Entree, therefore, specifically acknowledges and agrees that the breach of any of the terms of this Article 3 by it would cause Kennecott irreparable harm not compensable in damages. Entree further acknowledges and agrees that it is essential to the effective enforcement of this Agreement that Kennecott be entitled to equitable remedies including, but not limited to specific performance and injunction without being required to show irreparable harm. Having regard to the significant investment being made by Kennecott in Entree, Entree acknowledges and agrees that the terms of this Agreement are just and reasonable having regard to all the circumstances.

                                    ARTICLE 4
                         REPRESENTATIONS AND WARRANTIES
                         ------------------------------

REPRESENTATIONS AND WARRANTIES OF BOTH PARTIES

4.1  Each party represents and warrants to the other party that:

     (a) it is a corporation duly incorporated, organized and validly existing under the laws of its jurisdiction of incorporation and is current with respect to all filings required under all applicable corporate, securities and taxation laws or any other laws to which it is subject and no proceedings have been taken or authorized by it or, to the best of its knowledge, by any other person, with respect to the bankruptcy, insolvency, liquidation, dissolution or winding-up of such corporation;

     (b) it has the necessary corporate capacity and authority to execute and deliver this Agreement and to observe and perform its covenants and obligations hereunder and has taken all necessary corporate action in respect thereof, and this Agreement shall constitute a legal, valid and binding contract enforceable against it in accordance with its terms (subject to bankruptcy, insolvency and other laws affecting the enforcement of creditors' rights generally and to general principles of equity);

     (c) neither this Agreement nor the completion of the transactions contemplated hereby conflicts, or will conflict, or will result in a breach or violation of, any law or regulation of any kind whatsoever applicable to it, any of its constating documents or any agreement of any kind whatsoever to which it is a party or by which it is bound or the acceleration of any indebtedness, or the breach of any judgment or order of any kind whatsoever of any court or administrative body of any kind whatsoever by which it is bound or the creation or crystallization of any Encumbrance; and

     (d) except for the approval from the Exchange, no exemption, consent, approval, order or authorization of, or registration or filing with any court, Governmental Authority or any third party is required by, or with respect to, the party in connection with the execution, delivery and performance of this Agreement by the party or completion of the transactions contemplated hereby.

ADDITIONAL REPRESENTATIONS AND WARRANTIES OF ENTREE

4.2  Entree represents and warrants to Kennecott that:

     (a) the authorized capital of Entree consists of an unlimited number of Common Shares, of which as at the date hereof 51,563,866 Common Shares have been validly issued and are outstanding as fully paid and non-assessable;

     (b) no person holds any securities convertible or exchangeable into Common Shares or has any agreement, warrant, option, right or privilege being or capable of becoming an agreement, warrant, option or right for the purchase of any unissued securities of Entree except pursuant to this Agreement, the Ivanhoe Pre-emptive Right and, as at the date hereof, pursuant to authorized outstanding options to purchase an aggregate of up to 9,000,000 Common Shares pursuant to Entree's stock option plan and outstanding share purchase warrants to purchase an aggregate of 11,148,470 Common Shares;

     (c) the issued and outstanding Common Shares are listed and posted for trading on the Exchange;

     (d) Entree is a "reporting issuer" in the Provinces of British Columbia and Alberta and is not in default of any material requirement under the securities laws, rules, regulations and policies of such Provinces and the Exchange (the "Applicable Securities Laws");

     (e) none of the British Columbia Securities Commission, the Alberta Securities Commission, the Exchange or any similar regulatory authority of any other jurisdiction has issued any order preventing or suspending trading in any securities of Entree which is outstanding;

     (f) Entree has full corporate power and authority to issue the Common Shares, the A Warrants and the B Warrants comprising the Units to be issued to Kennecott pursuant to this Agreement and to issue the Common Shares issuable upon the exercise of the A Warrants and the B Warrants to be issued to Kennecott pursuant to this Agreement and, at the First Closing Date or the Second Closing Date, as the case may be: (i) the Common Shares, A Warrants and B Warrants comprising the Units to be issued to Kennecott on such date pursuant to this Agreement will be duly and validly authorized and issued and such Common Shares will be issued as fully paid and non-assessable shares in the capital of Entree free and clear of all trade restrictions (except as may be imposed by the operation of the Applicable Securities Laws) and free and clear from all Encumbrances; and (ii) the Common Shares issuable upon the exercise of such A Warrants and the B Warrants will be duly and validly authorized and reserved for allotment and issuance upon such exercise and that the Common Shares issuable upon exercise of such A Warrants and the B Warrants will, upon exercise of such A Warrants and the B Warrants, be issued as fully paid and non-assessable shares in the capital of Entree free and clear of all trade restrictions (except as may be imposed by the operation of the Applicable Securities Laws) and free and clear from all Encumbrances;

     (g) the public disclosure record of Entree as filed or required to be filed on SEDAR (the "Public Record") is complete and accurate in all material respects and does not fail to disclose a "material fact" as defined under applicable securities laws, rules, regulations and policies and no part of such Public Record is known by Entree to have subsequently become untrue or misleading and the Public Record reflects all material liabilities of Entree and its Affiliates as required by Canadian generally accepted accounting principles;

     (h) each of Entree and its Affiliates is conducting its business in compliance with all applicable laws, rules, regulations, notices, approvals and orders of all jurisdictions in which its business is carried on, is not in breach of any such laws, rules, regulations, notices, approvals or orders and is duly licensed, registered or qualified in all jurisdictions in which its business is carried on to enable its business to be carried on as now conducted and its assets to be owned, leased and operated, and all such licences, registrations, qualifications, permits and quotas are valid and subsisting and in good standing and none of the same contains or is subject to any term, provision, condition or limitation which has or may have a material adverse effect on the operation of its business or which may adversely change or terminate such licence, registration, qualification, permit or quota by virtue of the completion of the transactions contemplated hereby;

     (i) except as disclosed in the Public Record, there has not been any material adverse change in the capital, assets, liabilities, obligations (absolute, accrued, contingent or otherwise), business, condition (financial or otherwise), or results of operations of Entree or any of its Affiliates since December 31, 2004 (provided that any decline in the market price of any precious or base metal will not be considered a material adverse change);

     (j) with respect to the geographical area that is subject to the Ulziit Uul License (the "Property"): (i) to the best of the knowledge of Entree, no person, other than the Entree Subsidiary, owns, or has the right to acquire, any interest in the Ulziit Uul License; (ii) neither Entree nor the Entree Subsidiary has received any notice of default of any of its obligations under the Ulziit Uul License; and (iii) nothing in this Agreement conflicts with or could reasonably be expected to cause the Entree Subsidiary to breach any of its obligations under the Ulziit Uul License or the constating documents of the Entree Subsidiary;

     (k) to the best of Entree's knowledge: (i) the Existing Licenses have been properly granted and issued by the appropriate Governmental Authority;
          (ii) all requirements for holding the Existing Licenses have been met;
          (iii) all filings required to be made with the appropriate Governmental Authority have been made; (iv) all work required in order for the Entree Subsidiary to hold the Existing Licenses has been performed and all fees payable to the appropriate Governmental Authority have been paid to date; (v) the Existing Licenses are clear of defects in title; (vi) the Ulziit Uul License is free and clear of Encumbrances and, other than pursuant to the Equity Participation and Earn-in Agreement between Entree and Ivanhoe dated November 9, 2004 as amended, the other Existing Licenses are free and clear of Encumbrances; and (vii) there are no mineral licenses or tenures conflicting with the Existing Licenses;

     (l) there are no pending or threatened actions, suits, claims or proceedings, and there have been no previous transactions affecting the geographical area that is subject to the Existing Licenses which have not been for fair consideration;

     (m)  except as to matters otherwise disclosed in writing to Kennecott:

          (i) to the best of Entree's knowledge, the conditions existing on or with respect to the geographical area that is subject to the Existing Licenses and Entree's activities thereon are not in violation of any laws (including without limitation any environmental laws), nor causing or permitting any damage or impairment to the health, safety, or enjoyment of any person at or on such property or in the general vicinity of such property;

         (ii) to the best of Entree's knowledge, there have been no past violations by it of any environmental laws or other laws affecting or pertaining to the geographical area that is subject to the Existing Licenses, nor any past creation of damage or threatened damage to the air, soil, surface waters, groundwater, flora, fauna, or other natural resources on, about or in the general vicinity of such property; and

        (iii) neither Entree nor the Entree Subsidiary has received inquiry from or notice of a pending investigation from any governmental agency or of any administrative or judicial proceeding concerning the violation of any laws;

     (n) the Entree Subsidiary is a wholly owned subsidiary of Entree and no person, other than Entree and its Affiliates and Ivanhoe and its Affiliates, to the extent provided under the Equity Participation and Earn-in Agreement between Entree and Ivanhoe dated November 9, 2004 as amended, has the right to acquire any interest in any securities of the Entree Subsidiary; and

     (o) to the best of its knowledge, and except as publicly disclosed, there are no material actions, suits, judgments, investigations or proceedings of any kind whatsoever threatened or outstanding, against or affecting Entree, at law or in equity or before or by any federal, provincial, state, municipal or other governmental department, commission, board, bureau or agency of any kind whatsoever and, to the best of Entree's knowledge, there is no basis therefore.

SURVIVAL

4.3 The representations and warranties set forth in this Article 4 will survive for a period of two years after the First Closing Date.

                                    ARTICLE 5
                                   CONDITIONS
                                   ----------

EXCHANGE APPROVAL

5.1 This Agreement is subject to Exchange approval of the Private Placement. Entree covenants and agrees to expeditiously apply for and take all reasonable commercial efforts to obtain all necessary approvals of the Exchange for the issuance of the Common Shares, the A Warrants and the B Warrants comprising the Units to be issued to Kennecott pursuant to this Agreement and to issue the Common Shares issuable upon the exercise of the A Warrants and the B Warrants to be issued to Kennecott pursuant to this Agreement,

MUTUAL CONDITIONS

5.2 The respective obligations of the parties will be subject to the mutual condition that the parties will have settled the forms of subscription agreement and certificates representing the A Warrants and B Warrants. Each of the parties covenants and agrees to negotiate the forms of First Subscription Agreement and the Second Subscription Agreement and certificates in good faith acting reasonably.

CONDITION FOR THE BENEFIT OF KENNECOTT

5.3 The obligations of Kennecott under this Agreement to purchase Units on the First Closing Date and to purchase Units on the Second Closing Date are subject to the satisfaction, on or before the applicable date, of the following conditions, any of which may be waived by Kennecott without prejudice to its right to rely on any other or others of them:

     (a) the representations and warranties of Entree set forth in Article 4 shall be true and correct in all material respects on the applicable date with the same force and effect as if made on and as of such date;

     (b) Entree shall have performed or complied with all of the terms, covenants and conditions of this Agreement to be performed or complied with by it on or prior to the applicable date;

     (c) Kennecott shall have received an opinion dated the applicable date from counsel for Entree as to the enforceability of the First Subscription Agreement and the Second Subscription Agreement and the valid issuance of (i) Common Shares, A Warrants and B Warrants forming part of Units issuable under the First Subscription Agreement and the Second Subscription Agreement, and (ii) Common Shares issuable upon the exercise of the A Warrants and the B Warrants;

     (d) there will be no injunction or restraining order issued delaying, restricting or preventing, and no judicial or administrative proceeding, or investigation against any party by any Governmental Authority, for the purpose of enjoining or delaying, restricting or preventing the consummation of the transactions contemplated by this Agreement or otherwise claiming that this Agreement or the consummation of such transactions is improper or would give rise to proceedings under any laws;

     (e) there will have been no material adverse change in the business, assets or financial condition of Entree or any of its Affiliates (provided that any decline in the market price of any precious or base metal will not be considered a material adverse change) since the date of this Agreement; and

     (f) the Exchange will have conditionally approved the Private Placement subject only to the filing of documents customary for similar transactions.

CONDITION FOR THE BENEFIT OF ENTREE

5.4 The obligations of Entree under this Agreement on the First Closing Date and the Second Closing Date are subject to the satisfaction, on or before the applicable date, of the following conditions, any of which may be waived by Entree without prejudice to its right to rely on any other or others of them:

     (a) the representations and warranties of Kennecott set forth in Article 4 shall be true and correct in all material respects on the applicable date with the same force and effect as if made on and as of such date;

     (b) Kennecott shall have performed or complied with all of the terms, covenants and conditions of this Agreement to be performed or complied with by it on or prior to the applicable date;

     (c) there will be no injunction or restraining order issued delaying, restricting or preventing, and no judicial or administrative proceeding, or investigation against any party by any Governmental Authority, for the purpose of enjoining or delaying, restricting or preventing the consummation of the transactions contemplated by this Agreement or otherwise claiming that this Agreement or the consummation of such transactions is improper or would give rise to proceedings under any laws; and

     (d) the Exchange will have conditionally approved the Private Placement subject only to the filing of documents customary for similar transactions.

                                    ARTICLE 6
                                  CLOSING DATES
                                  -------------

CLOSING DATES

6.1 Subject to the terms and conditions hereof, the First Tranche of the Private Placement will be completed on the second Business Day following the later of the date upon which Entree receives conditional approval of the Exchange for the Private Placement and the date upon which the condition contained in section 5.2 is fulfilled (the "First Closing Date"). Notwithstanding the foregoing, the parties may change the First Closing Date by mutual agreement. If, despite the good faith, best efforts of each of the parties, the First Tranche has not been completed and closed by the 45th day following the date of this Agreement, either party may, by Notice, terminate this Agreement in which event neither party will retain any rights or obligations hereunder notwithstanding anything herein to the contrary. The Second

     Tranche, if applicable, will be completed on such Business Day as may be agreed by Entree and Kennecott, but which in any event will not be later than 45 days following the date of this Agreement (the "Second Closing Date"). Any and all documents and instruments to be delivered or exchanged in order for the First Tranche and, if applicable, the Second Tranche to be completed and closed will be delivered or exchanged by the parties at such time on the First Closing Date and the Second Closing Date as the parties may determine, at 950 - 1055 West Georgia Street, Vancouver, British Columbia or at such other place as the parties may agree.

FAILURE OF CONDITIONS PRECEDENT

6.2 If a condition precedent to the obligations of a party in this Agreement has not been satisfied or waived within the time provided, this Agreement will terminate automatically without prejudice to any rights the parties may have against one another.

                                    ARTICLE 7
                                     NOTICES
                                    ---------

NOTICES

7.1 All notices and other required or permitted communications ("Notices") to either party will be in writing, and will be addressed respectively as follows:

          To Entree:       Entree Gold Inc.
                           Suite 1201 - 1166 Alberni Street
                           Vancouver, B.C. V6E 3Z3
                           Attention:  President
                           Facsimile Number: (604) 687-4770

          To Kennecott:    Kennecott Canada Exploration Inc.
                           Suite 354 - 200 Granville Street
                           Vancouver, B.C. V6C 1S4
                           Attention: President
                           Facsimile Number: (604) 696-3401

                           with copies to:

                           Rio Tinto Mining and Exploration Limited
                           P.O. Box 695, 8th Floor
                           Castlemead, Lower Castle Street
                           Bristol, England BS99 1FS
                           Attention:  Exploration Director -
                                       Project Generation Group
                                       Facsimile Number: +44(0)117 980 6023
                           and:

                           1343 South 1300 East
                           Salt Lake City
                           Utah
                           84108
                           United States
                           Attention:  Corporate Secretary
                           Facsimile Number: (801) 583-6708

          All Notices will be given: (a) by personal delivery to the party; (b) by facsimile transmission; or (c) by overnight or other express courier service. All Notices will be effective and will be deemed given on the date of receipt at the principal address if received during normal business hours, and, if not received during normal business hours, on the next Business Day following receipt. Either party may change its address by Notice to the other party.

                                    ARTICLE 8
                                     GENERAL
                                    ---------

PRESS RELEASES

8.1 Subject to compliance with applicable laws, any press release of a party relating to the Private Placement or this Agreement will be provided so far as possible 48 hours in advance to the other party, and the parties will use their reasonable best efforts to agree to the form and content thereof prior to the release thereof.

FURTHER ASSURANCES

8.2 Each party will, from time to time, and at all times, perform all acts and execute and deliver the deeds and documents and give such assurances as are reasonably required in order to perform, carry out, and give effect to the terms of this Agreement.

WAIVER

8.3 A waiver of any breach of a provision of this Agreement will not be binding upon a party unless the waiver is in writing and such waiver will not affect such party's rights in respect of any subsequent breach.

AMENDMENT

8.4 No amendment or interpretation of this Agreement will be binding on the parties unless it is in writing executed by the parties hereto.

ENTIRE AGREEMENT

8.5 The terms of this Agreement together with the First Subscription Agreement, the Second Subscription Agreement and the warrant certificates express and constitute the entire agreement between the parties in respect of the matters referred to herein. This Agreement supersedes and replaces all previous agreements and understandings, whether written or oral, between the parties in respect of the subject matter herein. There are no representations, warranties, terms, conditions, undertakings or collateral agreements, express, implied or statutory, between the parties other than as expressly set forth in this Agreement.

GOVERNING LAW

8.6 This Agreement will be governed by and interpreted in accordance with laws of the Province of British Columbia and the laws of Canada applicable therein without regard for any conflict of laws or choice of laws principles that would permit or require the application of the laws of any other jurisdiction.

TIME

8.7  Time will be of the essence of this Agreement.

ASSIGNMENT

8.8 Except as expressly permitted elsewhere in this Agreement, neither party may assign its rights or obligations under this Agreement without the prior written consent of the other party, such consent not to be unreasonably withheld or delayed.

SUCCESSORS AND ASSIGNS

8.9 This Agreement will enure to the benefit of and be binding upon the parties hereto, their respective successors and their permitted assigns.

USE OF RIO TINTO NAME

8.10 Entree shall not, and shall procure that its Affiliates will not, without the prior written consent of Kennecott, in any press release, public announcement or other publication include or refer to "Rio Tinto", "Kennecott" or the name of any other Affiliate of Rio Tinto plc and/or Rio Tinto Limited or to the Rio Tinto group of companies generally, except as may be required by law or the rules of the Exchange.


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

COUNTERPARTS

8.11 This Agreement may be executed in any number of counterparts, and it will not be necessary that the signatures of both parties be contained on any counterpart. Each counterpart will be deemed an original, but all counterparts together will constitute one and the same instrument. Facsimile or electronic signatures are acceptable and binding.

IN WITNESS WHEREOF, the parties hereto have entered into this Agreement effective as of the day and year first above written.

ENTREE GOLD INC.                        KENNECOTT CANADA EXPLORATION INC.




Per: ____________________________      Per: ____________________________
     Authorized Signatory                   Authorized Signatory













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